UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2016

Strategic Storage Trust II, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-190983

MD	46-1722812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 25, 2016, Strategic Storage Trust II, Inc. (the “Registrant”), through a subsidiary of Strategic Storage Operating Partnership II, L.P., the Registrant’s operating partnership, executed 12 purchase and sale agreements with unaffiliated third parties (the “27 Property Purchase Agreements”) for the acquisition of a portfolio of 22 self storage facilities (10 in Florida, 11 in North Carolina and one in Maryland), four parcels of land adjacent to facilities in North Carolina and one redevelopment property in North Carolina (the “27 Property Portfolio”).

The purchase price for the 27 Property Portfolio is approximately $371 million, plus closing costs and acquisition fees. The Registrant expects to close the acquisition of the 27 Property Portfolio in the second and/or third quarters of 2016 and to fund such acquisition with a combination of net proceeds from its public offering, a drawdown on its existing credit facility, assumption of an existing loan and other potential debt financing. This discussion of the potential acquisition of the 27 Property Portfolio is qualified in its entirety by the text of the 27 Property Purchase Agreements, attached hereto as Exhibits 10.1 through 10.3.

A summary of the 22 self storage facilities in the 27 Property Portfolio is as follows:

Property	Address	Purchase Price	Approx. Sq. Ft. (net)	Approx. Units
Pompano Beach - FL	2320 NE 5th Avenue, Pompano Beach, FL 33172	$18,576,855	114,500	870
Lake Worth - FL	8135 Lake Worth Road, Lake Worth, FL 33467	$23,064,525	78,100	830
Jupiter - FL	2581 Jupiter Park Drive, Jupiter, FL 33458	$26,925,993	87,400	820
Royal Palm Beach - FL	10719 Southern Boulevard, Royal Palm Beach, FL 33411	$24,003,787	92,700	850
Port St. Lucie - FL	501 NW Business Center Drive, Port St. Lucie, FL 34986	$14,506,635	71,800	720
Wellington - FL	1341 State Road 7, Wellington, FL 33414	$21,916,510	81,700	730
Doral - FL	10451 NW 33rd Street, Doral, FL 33172	$24,838,715	71,500	1,030
Plantation - FL	10325 W. Broward Boulevard, Plantation, FL 33324	$36,318,783	89,800	910
Naples - FL	7755 Preserve Lane, Naples, FL 34119	$25,673,615	75,900	800
Delray Beach - FL	189 W. Linton Boulevard, Delray Beach, FL 33444	$30,787,487	121,500	900
Baltimore - MD	7989 and 7979 Rossville Boulevard, Baltimore, MD 21236	$28,387,095	100,600	1,080
Asheville I – NC	1130 Sweeten Creek Road, Asheville, NC 28803/ 17-19 Chaparral Road, Asheville, NC 28803	$14,923,760	75,200	580
Arden – NC	3909 Sweeten Creek Road, Arden, NC 28704	$11,756,155	67,500	570
Asheville II – NC	127 Sweeten Creek Road, Asheville, NC 28803	$6,104,335	39,500	330
Hendersonville I – NC	1931 Spartanburg Highway, Hendersonville, NC 28792	$4,100,340	32,500	350
Asheville III – NC	600 Patton Avenue, Asheville, NC 28806	$9,521,285	51,000	420
Asheville IV – NC	40 Wilmington Street, Asheville, NC 28806	$8,828,660	54,700	480
Asheville V - NC	90 Highland Center Boulevard, Asheville, NC 28806	$9,872,215	51,600	450

Property	Address	Purchase Price	Approx. Sq. Ft. (net)	Approx. Units
Asheville VI – NC	21 Sardis Road, Asheville, NC 28806	$6,630,730	44,600	380
Asheville VII – NC	2594 Sweeten Creek Road, Asheville, NC 28803	$4,035,695	25,300	210
Hendersonville II – NC	102 Glover Street, Hendersonville, NC 28792	$7,720,460	47,600	490
Asheville VIII – NC	530/550 Swannanoa River Road, Asheville, NC 28805	$8,856,365	36,000	380

TOTAL		$367,350,000	1,511,000	14,180

In addition to the 22 self storage facilities listed above, the 27 Property Portfolio includes four parcels of land in Asheville, North Carolina that are adjacent to facilities in that area and a redevelopment property in North Carolina with an aggregate purchase price of approximately $3.65 million.

Pursuant to the 27 Property Purchase Agreements, the Registrant would be obligated to purchase the 27 Property Portfolio only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the 27 Property Portfolio generally based upon:

•	approval of our board of directors to purchase the 27 Property Portfolio;

•	the ability of the Registrant to raise sufficient net proceeds from its public offering and obtain debt and other financing;

•	approval from the existing lender for the assumption of an existing loan;

•	satisfactory completion of due diligence on the properties and the sellers of the properties;

•	satisfaction of the conditions to the acquisition in accordance with the 27 Property Purchase Agreements; and

•	no material adverse changes relating to the properties, the sellers of the properties or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the 27 Property Portfolio. In some circumstances, if the Registrant fails to acquire some or all of the facilities, in addition to the incurred acquisition costs, it may forfeit up to approximately $9.0 million in earnest money on the 27 Property Portfolio.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the 27 Property Portfolio. Due to the considerable conditions to the consummation of the acquisition of the 27 Property Portfolio, the Registrant cannot make any assurances that the closing of the 27 Property Portfolio is probable.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Purchase and Sale Agreement, dated as of March 25, 2016, by and between Nob Hill Storage Limited Partnership and SST II Acquisitions, LLC for the purchase of 10325 W. Broward Boulevard

10.2	Purchase and Sale Agreement, dated as of March 25, 2016, by and between George’s Stor-Mor Realty, LLC, GSM Two, LLC, 15 Chaparral, LLC, 2561 Sweeten Creek, LLC, 2635 WL, LLC, Swannanoa Storage, LLC, and 3175 Storage, LLC, and SST II Acquisitions, LLC

10.3	Schedule of Omitted Documents

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST II, INC.

Date: March 31, 2016	By:	/s/ Michael S. McClure

Michael S. McClure
Executive Vice President, Chief Financial Officer and Treasurer